Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-209809, 333-196978 and 333-203014) pertaining to the Kite Pharma, Inc. 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan and in the Registration Statement on Form S-3 (No. 333-208382) for the registration of common stock, preferred stock, debt securities, and warrants of our reports dated February 28, 2017, with respect to the consolidated financial statements of Kite Pharma, Inc., and effectiveness of internal control over financial reporting of Kite Pharma, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Los Angeles, California
February 28, 2017